Exhibit 10.56

H. Edward Hanway Chairman of the Compensation Committee of the Board of Directors Marsh & McLennan Companies, Inc.1166 Avenue of the Americas New York, New York 10036 www.mmc.com

January 16, 2013

Brian Duperreault
[ADDRESS]

Dear Brian,

I am pleased to inform you that the Compensation Committee met today and determined that your termination of employment qualifies as a “qualifying retirement” under your September 17, 2009 employment letter. This determination will result in the third tranche of 400,000 performance-contingent stock options that were granted to you in January 2008 vesting and becoming exercisable (i.e., performance conditions lapsing) and such stock options remaining outstanding for five years following your termination of employment, provided that you execute and deliver to Marsh & McLennan Companies, Inc. (the “Company”) the enclosed General Release and it becomes irrevocable. The enclosed General Release is substantially the form attached as Exhibit A to your January 29, 2008 employment agreement, with updates to refer to your September 17, 2009 employment letter and corresponding sections therein.

The Committee also considered your request for post-retirement transitional support. You will be provided with administrative support, an office at the Company's office in Bermuda and access to your existing email and phone numbers through December 31, 2013. You may also continue to use your Bloomberg subscription until it expires in February 2014 and retain the iPhone, Blackberry, and two iPads issued to you by the Company.

Sincerely,

/s/ H. Edward Hanway
H. Edward Hanway
Chairman of the Compensation Committee
of the Board of Directors of Marsh & McLennan Companies, Inc.